Exhibit 10-18

MASTER PRE-CLINICAL SERVICES AGREEMENT

This Master Service Agreement (the “Agreement”), made this 22 day of October, 2009 (the “Effective Date”) by and between Toxikon Corporation (“Toxikon”), a Massachusetts corporation with its principal executive offices located at 15 Wiggins Avenue, Bedford, Massachusetts 01730 and Cellceutix Corporation (“Sponsor”), a Nevada corporation with its principal executive offices located at 100 Cummings Center , Suite 151-B, Beverly, MA 01915.
Background. Toxikon and Sponsor have agreed to establish a relationship under which Toxikon will render Services (defined below) specified in Study Quotations attached to this Agreement.
Definitions.                                The following terms have the meanings set forth below:
“Project Order” means the services rendered as detailed in the documents required for placement and performance of study, including study quotation, protocol, and test request form.

“Quotation” means the pricing and payment terms for a study. Each Service shall be more completely described in a study quotation. An example form is attached hereto as Exhibit A.

“Change Order” means the Project Order addendum summarizing the costs for additional or modified services that are requested by Sponsor after the Quotation has been signed.

“Materials” means any data, documentation, biological materials, chemical compounds, and reagents, together with all derivatives thereof or other materials or information held by Sponsor and furnished to Toxikon in connection with Toxikon’s rendering of the Services, including without limitation, all materials identified in the applicable Project Order.
“Confidential Information” means any confidential or other proprietary information disclosed by one party to the other under this Agreement, except information that: (a) is public knowledge at the time of disclosure, (b) was known by the other party before disclosure by the disclosing party, or becomes public knowledge or otherwise known to the other party after such disclosure, other than by breach of a confidentiality obligation, or (c) is independently developed by the other party.

“Services” means those services which Toxikon is engaged to provide to Sponsor pursuant to the terms of this Agreement, as set forth in the specific Project Order.

“Results” means all results of Services including, but not limited to, information, data, documentation, reports, protocols, and any other deliverables, as defined in the applicable Project Order.

“Study Delay” shall mean delay of agreed upon start date.

Project Order.

Description.  All work delivered or performed hereunder shall be in accordance with this Agreement and the applicable Project Order.  Each Project Order shall set forth a description of the specific Services to be provided, any Materials being provided by Sponsor for the Services, delivery and performance schedules, Toxikon personnel responsible for performing and/or supervising the Services (the “Project Leader”), the Sponsor contact, the budget/compensation and other details relating to the Services.  In the event of a conflict between this Agreement and any Project Order, unless otherwise identified as a conflict and agreed to in writing, the terms of this Agreement shall govern.

Performance of Services

Project Leader.   Toxikon will designate a Project Leader under each Project Order, who will be Sponsor’s primary contact at Toxikon for the Services being rendered.  Project Leaders shall communicate with a representative designated by Sponsor (“Sponsor Representative”).  Sponsor Representative shall have responsibility over all matters relating to performance of the study on behalf of Sponsor.

Reporting.  All reports will be prepared in Toxikon’s standard format unless otherwise requested by Sponsor.

Draft Report. A draft report will be issued when requested by Sponsor and agreed upon by the Project Leader.  Additional charges may apply for issuance of draft report.  Sponsor will have up to 30 days to submit comments in writing regarding the draft report. If after 30 days, no comments or other remarks regarding the draft report are received, Toxikon shall issue the final report. Modifications after final report submission may be subject to additional fees.  Modification of a final report will be completed upon written request/acceptance by Sponsor of a study amendment.

Affiliates.  Toxikon shall have the right to provide all or any part of the Services for a Project Order through an Affiliate of Toxikon, in which case the Affiliate shall execute the applicable portion of the Project and shall be deemed to have executed this Agreement and agreed to be bound by the terms and conditions hereof.

Absence of Debarment.  Toxikon represents that neither it, nor any of its employees, subcontractors, consultants, or advisors performing the Services under this Agreement, have been debarred, and to the best of its knowledge, are not under consideration to be debarred, by the Food and Drug Administration from working in or providing services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992 and any amendments thereof.

Compliance with Policies and Regulations.  In performing Services, Toxikon shall comply with all applicable business conduct, regulatory, and health and safety guidelines or regulations established by any relevant governmental authority. Toxikon acknowledges that the Materials may be of an experimental nature and will comply with all laws and regulations applicable to their handling and use.  If applicable, Toxikon will perform the Services in material compliance with the current standards promulgated by the FDA applicable thereto, including, but not limited to, current Good Manufacturing Practices (21 CFR Parts 210 and 211), Good Laboratory Practice for Non-Clinical Laboratory Studies (21 CFR Parts 58), and the General Biological Products Standards (21 CFR Part 610).  In addition, Toxikon shall comply with all applicable Sponsor guidelines, of which Toxikon is made aware by Sponsor.

Compensation
Charge for Services. As full consideration for Services provided under a Project Order, Sponsor shall pay Toxikon the sum set forth in Toxikon’s invoices forwarded to Sponsor on the terms and conditions set forth in the applicable Quotation within thirty (30) days of receipt of invoice by Sponsor. Toxikon will issue invoices to Sponsor as follows:
Attention: Accounts Payable
Address: _____________________________
City: ____________________________
State: ____________________________
Zip: _____________________________

7.1.1 Additional Services. During the course of the Project, should Sponsor request services or deliverables not set forth in the Project Order a Change Order with additional charges will be issued to Sponsor. Sponsor will return written acceptance of the charges to Toxikon.  All additional charges will be invoiced under the terms of the Quotation.

7.1.2 Currency. All prices listed are stated in U.S. Dollars and do not include any international taxes or duties (i.e. VAT or TDS).

Study Delay/Cancellation.  Toxikon may apply charges for Sponsor-initiated delay or project cancellation.  Such delay charges will be governed and invoiced under the terms of the Quotation.

Additional Costs.

Amended Reports. Sponsor-specific amendments to a final report will incur additional charges; Charges will be determined on a study-to-study basis based on scope of change.

Rush Service. If Sponsor requests a test and/or report be completed in less time than our standard turnaround time, then the client will be charged a surcharge dependent on current availability and as agreed in writing by the Sponsor. Turnaround time and expedite processing fees are determined on a study-to-study basis and based on the scope of work. Sponsor must contact an appropriate Toxikon representative to confirm scheduling, availability, and applicable charges.  Toxikon will make every effort to accommodate all Sponsor requests, however scheduling will be dependent on current lab resources.

Consulting Services. Consulting Services will be determined based on scope of work requested.

Laboratory Audits – Visits.  Sponsor representatives may visit Toxikon at reasonable times within reasonable frequency during normal business hours to discuss or observe the progress of a project.  Toxikon will assist Sponsor in scheduling such visits in advance.  Additional charges may apply for Sponsor visits.

FDA or Other Regulatory Audits. Toxikon will assess a nominal charge of $1,000 per day to our Sponsors for all directed regulatory inspections to support an application for market approval or data review.  All Sponsors will be notified in advance of the inspection whenever possible.

Client Quality Audits. Toxikon will assess a nominal charge of $1,000 per day if the Quality Audit extends beyond one business day.  Each audit shall be at mutually agreed upon times and dates.

Report Replacement. Replacement of an original report will incur a fee, as appropriate.

Interim / Draft Report Fees. Available upon request and in agreement with the Project Leader. Additional charges may apply.

Protocol Development. Toxikon has standard protocols, which are consistent with current regulatory guidelines.  If Sponsor-specific modifications are requested extra charges may apply and will be quoted in the Project Order or as a Change Order of an executed Project Order.

Freight. All client product, test articles, returned archived reports, and data are shipped F.O.B. Toxikon.   All claims for freight damage should be made directly with freight carrier responsible for such damage.  Toxikon shall have no liability for any damage that occurs while any shipment is in the possession of carrier.  International clients are responsible for all paperwork and payment of all US Customs brokerage fees.

Shipping. Unless noted otherwise in the Project Order, charges for shipment of Sponsor test materials or project samples (blood, serum, tissue, dose verification, etc.) are the responsibility of the Sponsor.  Sponsor account numbers for shipment may be provided to Toxikon for third-party billing.

Proprietary Rights.

Materials.  All Materials provided to Toxikon by Sponsor for the performance of Services and all associated intellectual property rights shall remain the exclusive property of Sponsor. Sponsor shall provide Toxikon with sufficient amounts of all Materials to perform Project Order.  Toxikon shall use Materials provided by Sponsor under any Project Order solely for rendering the Services under the applicable Project Order.  Sponsor will provide Toxikon with any relevant occupational safety information known by Sponsor, including a Material Safety Data Sheet (MSDS).  Any Materials remaining upon completion of the Services under a Project Order shall be, at Sponsor’s direction, either returned to Sponsor or destroyed.  Toxikon does not warrant or guarantee the condition of any returned material.

Results.  Toxikon hereby assigns and agrees to assign to Sponsor title to the Results, including any intellectual property rights embodied in or derived from such Results (whether or not protectable under patent, copyright, trade secret or similar laws).

Records.  Toxikon shall maintain all materials and all other data and documentation obtained or generated by Toxikon in the course of providing Services hereunder, including all computerized records and files (the “Records”) in a secure area reasonably protected from fire, theft and destruction.  These Records shall be “works made for hire” and shall remain the exclusive property of Sponsor.

Record Retention.   All Records shall be (i) retained by Toxikon for a period of five (5) years, or as a matter of law or regulation or (ii) disposed of, at the direction and written request of Sponsor, unless such Records are otherwise required to be stored or maintained by Toxikon as a matter of law or regulation.  In no event shall Toxikon dispose of any such Records without first giving Sponsor sixty (60) days’ prior written notice of its intent to do so.   Notwithstanding the foregoing, Toxikon may retain copies of any such Records as are reasonably necessary for regulatory or insurance purposes, subject to Toxikon’s obligation of confidentiality.

Confidentiality.

Nondisclosure of Confidential Information.  During the Term (defined below) and thereafter, Toxikon shall not directly or indirectly publish, disseminate or otherwise disclose, deliver or make available to any person outside its organization any Confidential Information. Toxikon may disclose Confidential Information to persons within its organization who/which have a need to receive such Confidential Information in order to further the purposes of this Agreement and who/which are bound to protect the confidentiality of such Confidential Information.  If required, Toxikon may disclose Confidential Information to a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given in writing to Sponsor.

Use of Sponsor Confidential Information.  During the Term and thereafter, Toxikon shall use Sponsor’s Confidential Information solely for the purposes contemplated in the applicable Project Order, or for such other purpose as may be agreed upon in writing by the parties.

Physical Protection of Confidential Information.  During the Term and thereafter, Toxikon shall exercise all commercially reasonable precautions to physically protect the integrity and confidentiality of Confidential Information.

Publication.  Sponsor shall have the right to publish, and disclose the publication and disclosure of, the Results, provided that the role of Toxikon is properly acknowledged in the publication.  Toxikon may, with prior written consent, publish articles or make presentation relating to the service provided to Sponsor.

Indemnification.

By Toxikon.  Toxikon will defend, indemnify, and hold Sponsor harmless from and against any third party claims, demands, suits, actions, causes of actions, losses, damages, fines and liabilities, including reasonable attorneys’ fees, arising out of the Services or breach of this Agreement (“Sponsor Losses”), and will pay any costs and damages which, by final judgment, after exhaustion of all reasonable appeals, may be assessed against Sponsor, except that Toxikon shall not be obligated to indemnify Sponsor for Sponsor Losses to the extent they result from the negligence or willful misconduct of Sponsor. The foregoing indemnification shall be contingent upon Sponsor promptly notifying Toxikon of a Sponsor Loss and providing reasonable cooperation (at Toxikon’s expense) and tendering to Toxikon, and its insurer, full authority to defend or settle the claim or suit. Sponsor has the right to participate (at its own expense) in the claim or suit and in selecting counsel therefore.  Notwithstanding the foregoing, Toxikon shall not settle any claim hereunder without Sponsor’s written consent, which consent shall not be unreasonably withheld.

By Sponsor.  Sponsor will defend, indemnify, and hold Toxikon harmless from and against any third party claims, demands, suits, actions, causes of actions, losses, damages, fines and liabilities, including reasonable attorneys’ fees, arising out of (i) Sponsor’s negligence or willful misconduct in connection with this Agreement, or (ii) Sponsor’s use of the Results, and will pay any costs and damages which, by final judgment, after exhaustion of all reasonable appeals, may be assessed against Toxikon, except that Sponsor shall not be obligated to indemnify Toxikon for “Toxikon Losses” to the extent they result from the negligence or willful misconduct of Toxikon or the breach of this Agreement by Toxikon. The foregoing indemnification shall be contingent upon Toxikon promptly notifying Sponsor of a Toxikon Loss and providing reasonable cooperation (at Sponsor’s expense) and tendering to Sponsor (and/or its insurer) full authority to defend or settle the claim or suit.

Term and Termination.

Term.  This Agreement will commence on the Effective Date and shall expire on the later of (a) five (5) years from the Effective Date or (b) the completion of all Services under the last Project Order executed by the parties prior to the fifth anniversary of the Effective Date. The Term may be extended by mutual agreement of the parties or earlier terminated in accordance with Section 11.2 or 11.3 below.

Termination for Cause.

By Toxikon. Toxikon may terminate this Agreement upon ninety (90) days prior written notice to Sponsor.  Toxikon may terminate this Agreement in the event of Sponsor’s material breach of the terms of this Agreement, which breach is not cured within thirty (30) days after Sponsor’s receipt of written notice of said breach from Toxikon.

By Sponsor.  Sponsor may terminate this Agreement with cause upon ninety (90) days prior written notice to Toxikon.  Sponsor may terminate this Agreement in the event of Toxikon’s material breach of the terms of this Agreement, which breach is not cured within thirty (30) days after Toxikon’s receipt of written notice of said breach from Sponsor.  Upon termination of this Agreement, Sponsor shall pay Toxikon for all Services and incurred expenses through the termination date.

By Either Party.  Either party may terminate this Agreement or any Project Order(s) for cause at any time upon ninety (90) days’ prior written notice to the other party.  “Cause” shall mean (i) material breach by either party of this Agreement or of a Project Order where such breach, if curable, is not remedied to the other party’s reasonable satisfaction within such thirty (30) day period, or (ii) a material change unacceptable to either party in the other party's ability to function as a going concern, to conduct its operations in the normal course of business or to perform its obligations under this Agreement or under any Project Order.

Termination without Cause
By Sponsor. Sponsor may terminate this Agreement without cause upon (90) days prior written notice to Toxikon. Upon termination of this Agreement, Sponsor shall pay Toxikon for all Services and incurred expenses through to the termination date.

Effect of Termination or Expiration.  Upon termination or expiration of this Agreement, neither Service Provider nor Sponsor shall have any further obligations under this Agreement, or in the case of termination or expiration of a Project Order, under such Project Order, except that (a) Toxikon shall terminate all Services in progress in an orderly manner as soon as practical and in accordance with a schedule agreed to by Sponsor, unless Sponsor specifies in the notice of termination that Services in progress should be completed, (b) Toxikon shall deliver to Sponsor any Materials in its possession or control and all Results developed through termination or expiration, (c) Sponsor shall pay Service Provider any monies due and owing Service Provider, up to the time of termination or expiration, for Services actually performed, all authorized expenses actually incurred (as specified in the applicable Project Order) and any additional fees associated with the termination including but not limited to incurred costs plus penalties, and (d) Toxikon shall immediately return to Sponsor all Sponsor Confidential Information and copies thereof provided to Toxikon under this Agreement or under any Project Order which has been terminated or has expired, (e) Sponsor has immediately returned to Toxikon all Toxikon Confidential Information and copies thereof provided to Sponsor under this Agreement or under any Project Order which has been terminated or has expired.

Miscellaneous.

Independent Contractor.  All Services will be rendered by Toxikon as an independent contractor and this Agreement does not create an employer-employee relationship between Sponsor and Toxikon. Toxikon shall have complete and exclusive control over its employees and agents.

Use of Name.  Neither party shall use the other party’s name in any form of advertising, promotion or publicity, including press releases, without the prior written consent of the other party.

Notice.  All communications and notices from one party to the other shall be in writing and shall be given by addressing the same to the other at the address or facsimile number set forth in this Agreement, or at such other address or facsimile number as either may specify in writing to the other.  All notices shall become effective when deposited in the United States mail with proper postage for first class Registered or Certified Mail prepaid, return receipt requested, or commercial courier or when delivered personally, or, if promptly confirmed by mail or commercial courier as provided above, when dispatched by facsimile.

With regard to Toxikon:
Toxikon Corporation
15 Wiggins Avenue
Bedford, MA 01730
Attn: President

With Regard to Sponsor:
_______________________________
_______________________________
_______________________________
Attention: _______________________

Assignment.  This Agreement, and the rights and obligations hereunder, may not be assigned or transferred by either party without the prior written consent of the other party provided however, that either party may assign its rights or obligations under this Agreement, without the prior written consent of the other party, in connection with the transfer or sale of all or substantially all of its assets, stock or business, or its merger consolidation or combination with another entity and such assignment shall be binding upon and inure to the benefit of the assignee.

Entire Agreement.  This Agreement constitutes the entire agreement of the parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between Toxikon and Sponsor.

No Modification.  This Agreement and/or any Project Order may be changed only by a signed authorization by representatives of both parties.

Dispute resolution. Any dispute arising out of, concerning, or related to either parties' performance under this agreement, the test protocols, or any other agreement between these parties, shall be settled in the courts of the Commonwealth of Massachusetts, or in a federal court sitting in Massachusetts, provided federal jurisdiction applies.

Attorneys Fees and Costs. In the event that Sponsor fails to pay for laboratory and or the testing services contracted for, and said past due account is referred to legal counsel for collection, Sponsor agrees to pay reasonable attorneys' fees and costs incurred in collection of any past due invoices.

Insurance. Toxikon shall secure and maintain in full force and effect throughout the performance of the project policies of insurance for (a) Workmen’s Compensation, (b) General Liability including completed operations coverage, (c) Professional liability insurance including errors and omissions coverage and (d) Automobile Liability having policy limits, deductibles and other terms appropriate to the conduct of Toxikon’s business in Toxikon’s sole and exclusive judgement.  Certificates of Insurance will be made available upon Sponsor’s request.

Force Majeure.  Neither party shall be liable in damages or have the right to terminate this Agreement for any delay or default in performing hereunder if such delay or default is caused by conditions beyond their control including, but not limited to Acts of God, Government restrictions, wars, weather, disease, civil strife, power failure, insurrections and/or any other cause beyond the reasonable control (each a “Disability”) of the party whose performance is affected.  Any timelines affected by a Disability shall be extended for a period equal to that of the Disability and each Project Order budget shall be adjusted to reflect cost increases resulting from the Disability.  The party incurring the Disability shall provide notice to the other of the commencement and termination of the Disability.

Severability.  In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect.  If any of the provisions of this Agreement are held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

Applicable Law.  This Agreement shall in all events and for all purposes be governed by, and construed in accordance with, the law of the Commonwealth of Massachusetts, without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.

Document Hierarchy. In the event of a conflict between Master Pre-Clinical Services Agreement and Project Order; the Master Pre-Clinical Services Agreement is the superior document over the Project Order.

TOXIKON:

Signature: _____________________________________ Date_____________________
Nancy DiGiulio
VP, Regulatory Affairs
TOXIKON CORPORATION

SPONSOR:

Signature:________/s/________________________      Date___10/29/2009

Name:_____Krishna Menon___________________

Title:______President________________________

Company:__CELLCEUTIX,CORPORATION